                                                                    EXHIBIT 12.1


                                 CEPHALON, INC.


                        COMPUTATION OF RATIO OF EARNINGS
                 TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (IN THOUSANDS)



                                                                                                          NINE MONTHS
                                                                                                             ENDED
                                                      YEAR ENDED DECEMBER 31,                             SEPTEMBER 30,
                                                      -----------------------                             -------------
                                       1996          1997          1998          1999            2000         2001
                                       ----          ----          ----          ----            ----         ----
Fixed charges and preferred
stock dividends:
Interest expense..............         $2,424        $3,349        $2,017        $8,377         $2,254       $12,122
Preferred stock dividends.....             --            --            --         3,398          9,063         5,664
                                      -------        ------        -------      -------        -------       -------
Total fixed charges and preferred
Stock dividends ..............         $2,424        $3,349        $2,017       $11,775        $11,317       $17,786
                                      =======        ======        ======       =======        =======       =======

Income/(loss) from operations.     $ $(79,845)     $(79,585)     $(75,848)    $ (69,123)     $(104,385)       $9,763
                                   ==========     =========     =========     =========      =========        ======


Ratio of earnings to fixed
charges and  preferred stock
dividends (1).................            --            --            --              --             --            --

------------------------

(1) For the fiscal years ended December 31, 2000, 1999, 1998, 1997 and 1996 and for the nine months ended September 30, 2001, earnings were insufficient to cover fixed charges and, as such, no ratios are provided.